UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2003

SEABULK INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28732	65-0966399
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida (Address of principal executive offices)	33316 (Zip code)

Registrant’s telephone number, including area code (954) 523-2200

SIGNATURES

Item 5.	Other Events and Regulation FD Disclosure

     Seabulk International, Inc. (Nasdaq: SBLK) today reported net income of $1.6 million or $0.07 per diluted common share for the quarter ended March 31, 2003. In the year-earlier period, the Company had a net loss of $2.3 million or $0.22 per diluted common share. Revenues totaled $77.2 million compared with $83.2 million a year ago. Operating income was $10.0 million in the current quarter compared with $12.0 million in the prior year.

     “Lower interest costs, together with strong performances from our tanker and towing businesses, enabled us to post a profit for the quarter,” commented Chairman, President and Chief Executive Officer Gerhard E. Kurz. “The lower interest costs are a direct result of our recapitalization last September. The tanker and towing businesses benefited from higher charter rates and increased traffic in certain ports. The offshore business, however, continued to suffer and posted an operating loss for the period, due entirely to poor results in the depressed Gulf of Mexico market. In response, we sold off a number of smaller vessels, redeployed others to more active markets, and further reduced overhead and operating costs in our domestic offshore business. Nonetheless, we continue to anticipate – as do most industry experts – that strong underlying supply/demand fundamentals will trigger an eventual recovery later in the year in the Gulf of Mexico. In the meantime, we are expanding our international presence – particularly in West Africa, Mexico and Brazil, where we see significant long-term potential.”

Results of Operations

     Revenues from Seabulk Offshore, the Company’s largest business with a fleet of 125 offshore energy support vessels, fell to $37.8 million from $43.3 million in the year-earlier period and accounted for 49% of total Company revenues. The Company’s offshore revenues are currently split approximately 75%/25% between its international and domestic segments. Seabulk Offshore had an operating loss of $0.8 million in the quarter compared with operating income of $5.1 million in the year-earlier period. In the immediately preceding quarter, ended December 31, 2002, Seabulk Offshore had an operating loss of $1.8 million.

     Day rates and utilization in the Gulf of Mexico, where Seabulk Offshore has the industry’s third-largest fleet, were essentially unchanged from the immediately preceding quarter but were down sharply from the year-earlier period as the contracted rig count remained stuck at its lowest levels in four years. In West Africa, the Company’s biggest offshore market where Seabulk Offshore has the industry’s second largest fleet, day rates and utilization remained strong and in line with the immediately preceding and year-ago quarters. In the Middle East and Southeast Asia, which together account for about 25% of offshore revenues, results were improved from the year-earlier period. For a complete breakdown of day rates and utilization by region for the Company’s offshore fleet, please see the accompanying charts.

     Revenues from Seabulk Tankers, the Company’s Jones Act chemical/product tanker business, totaled $30.2 million or 39% of total Company revenues compared with $31.9 million in the first quarter of 2002. Operating income rose to $11.1 million from $8.2 million in the year-earlier period as the Company benefited from higher charter rates and had no drydockings. With a fleet of 10 vessels, including five double-hulls, Seabulk Tankers is the largest independent owner of U.S.-flag, Jones Act product tankers.

     Seabulk Towing, which operates a fleet of 28 tugs in seven southeastern ports and the offshore Gulf of Mexico, had revenues of $9.3 million, representing 12% of total Company revenues for the quarter, compared with $8.1 million a year ago. Operating income increased to $2.7 million from $1.7 million as vessel traffic increased in certain of the Company’s ports.

     With a fleet of 163 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

     This press release includes “forward-looking” information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

Seabulk International, Inc.

Highlights of Operations (Unaudited)
($ millions except per share)

	Three Months Ended March 31

	2003	2002

Revenue	$77.2	$83.2
Operating Expenses	41.4	45.7
General & Administrative	9.3	8.9
Depreciation	10.8	11.3
Drydocking	5.7	5.3
Income from Operations	10.0	12.0
Net Interest Expense	(8.0)	(12.7)
Other Income (Expense)	0.8	0.1
Income (Loss) before Taxes	2.8	(0.6)
Provision for Foreign Taxes	1.2	1.7
Net Income (Loss)	1.6	(2.3)
Net Income (Loss) Per Share(1)	0.07	(0.22)
Average Shares Outstanding (000)(1)	23,435	10,461

(1)	All per share and share amounts are stated on a diluted basis.

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended March 31, 2003

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)

Vessels(2)	21	—	25	2
Fleet Utilization	56%	—	61%	—
Day Rate	$5,192	—	$2,330	—

West Africa

Vessels(2)	32	4	6	1
Fleet Utilization	80%	72%	97%	—
Day Rate	$7,223	$6,131	$3,028	—

Middle East

Vessels(2)	6	6	7	6
Laid-Up	—	—	—	1
Effective Utilization(3)	90%	56%	86%	52%
Fleet Utilization	90%	56%	86%	41%
Day Rate	$3,283	$4,457	$1,682	$5,213

Southeast Asia

Vessels(2)	9	1	—	1
Laid-Up	—	—	—	—
Effective Utilization(3)	59%	—	—	—
Day Rate	$5,936	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended Dec. 31, 2002

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)

Vessels(2)	21	—	28	2
Laid-Up	—	—	—	1
Fleet Utilization	65%	—	65%	—
Day Rate	$5,252	—	$2,315	—

West Africa

Vessels(2)	30	4	6	1
Fleet Utilization	79%	71%	68%	—
Day Rate	$7,316	$5,891	$2,878	—

Middle East

Vessels(2)	6	7	7	5
Laid-Up	—	—	—	1
Effective Utilization(3)	86%	71%	95%	57%
Fleet Utilization	86%	71%	95%	43%
Day Rate	$3,684	$3,991	$1,666	$4,197

Southeast Asia

Vessels(2)	8	—	—	2
Fleet Utilization	61%	—	—	—
Day Rate	$6,484	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended March 31, 2002

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)

Vessels(2)	24	—	30	2
Laid-Up	—	—	—	1
Effective Utilization(3)	59%	—	65%	—
Day Rate	$6,687	—	$2,666	—

West Africa

Vessels(2)	29	5	7	1
Laid-Up	—	1	—	—
Effective Utilization(3)	84%	86%	89%	—
Fleet Utilization	84%	68%	89%	—
Day Rate	$7,368	$6,613	$3,124	—

Middle East

Vessels(2)	6	8	8	5
Laid-Up	—	1	1	1
Effective Utilization(3)	83%	75%	81%	77%
Fleet Utilization	83%	65%	71%	58%
Day Rate	$3,265	$4,571	$1,649	$4,502

Southeast Asia

Vessels(2)	8	—	5	2
Laid-Up	—	—	—	—
Effective Utilization(3)	59%	—	53%	—
Day Rate	$5,510	—	$1,472	—

Note: Day rates are based on recorded revenue, vessel count and utilization. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1)	The Domestic category consists of vessels operating in the United States, the Gulf of Mexico and Mexico.

(2)	Held-for-sale vessels are excluded from these charts.

(3)	Effective utilization excludes laid-up vessels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

By:	/s/ ALAN R. TWAITS

ALAN R. TWAITS
Senior Vice President,
General Counsel and Secretary

May 12, 2003